Exhibit 4.2

MYR GROUP INC.

COMMON STOCK

No.:	CUSIP No.:
Number of Shares:

This Share Certificate certifies that                                is the registered Holder of the number of shares of common stock, par value $0.01 per share (the “Common Stock”) of MYR Group Inc. (the “Company”) set forth above, as such number may be increased or decreased as set forth on the Schedule of Increases or Decreases in Global Certificate annexed hereto. All capitalized terms used herein that are not otherwise defined shall have the meaning set forth in the Purchase/Placement Agreement, dated December 13, 2007 (the “Purchase/Placement Agreement”), by and between the Company and the Initial Purchaser/Placement Agent named therein.

THIS SHARE CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

This certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

Countersigned and Registered by:	MYR GROUP INC.

Illinois Stock Transfer Company

By:	By:
Authorized Officer		President

By:
Secretary

FORM OF ASSIGNMENT

For value received                                  hereby sell(s), assign(s) and transfer(s) unto                                  (please insert social security or other identifying number of assignee) the within Shares, and hereby irrevocably constitutes and appoints                                          as attorney to transfer the said Shares on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.